
                                                                                                    Exhibit 12
                                                   ARROW ELECTRONICS, INC.
                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       (Dollars in Thousands)
                                                            (Unaudited)



                                                                                                                             Nine
                                                                                                                           Months
                                                                For the Year Ended December 31,                             Ended
                                                                                                                         Sept. 30,

                                      1991           1992              1993                1994              1995           1996
                                   --------       --------          --------            --------          --------        -------

Earnings Before Income
 Taxes, Extraordinary Items
 and Minority Interest            $53,611         $138,642          $201,189             $219,806(a)      $379,341       $278,556

Less Undistributed
 Earnings of Less Than
 50% Owned Affiliates               5,657            6,550             1,673                    -            2,493              -

Add Distributions From
 Affiliated Companies               5,671            9,101                 -                    -                -          1,734

Add Fixed Charges                  36,322           37,190            33,396               43,776           56,019         38,340
                                  -------         --------          --------             --------         --------       --------

  Total Earnings                  $89,947         $178,383          $232,912             $263,582         $432,867       $318,630
                                  =======         ========          ========             ========         ========       ========

Fixed Charges

Total Interest Expense
 Including Capitalized
 Interest                          31,247           31,607            26,573               36,168           46,361         29,963

Interest Portion of
 Rental Expenses                    5,075            5,583             6,823                7,608            9,658          8,377
                                  -------          -------          --------             --------         --------       --------

 Total Fixed
   Charges                        $36,322         $ 37,190          $ 33,396             $ 43,776         $ 56,019       $ 38,340
                                  =======         ========          ========             ========         ========       ========

 Ratio of Earnings to
 Fixed Charges                        2.5              4.8               7.0               6.0(a)              7.7            8.3
                                  =======         ========          ========             ========         =========      ========


(a)      Includes   special  charges  of  $45.3  million   associated  with  the
         acquisition and integration of Gates  FA/Distributing,  Inc. and Anthem
         Electronics, Inc.; excluding the special charges, the ratio of earnings to fixed charges was 7.1.
